UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): April 21, 2012

Beam Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	1-9076	13-3295276
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

510 Lake Cook Road

Deerfield, IL 60015

(Address of Principal Executive Offices) (Zip Code)

(847) 948-8888

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01.	Regulation FD Disclosure

On April 23, 2012, Beam Inc. (the “Company”), issued a press release announcing its entry into a definitive purchase agreement with White Rock Distilleries, Inc. (“White Rock”) to acquire the Pinnacle vodka and Calico Jack rum brands and other related assets. A copy of the press release is furnished as Exhibit 99.1 hereto.

The information being furnished pursuant to Item 7.01 of this Form 8-K and in Exhibit 99.1 shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”) or otherwise subject to the liabilities of that Section, nor shall it be deemed incorporated by reference in any registration statement or other filing under the Securities Act of 1933 or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

Item 8.01	Other Events

On April 21, 2012, WAS Acquisition Inc., a wholly-owned subsidiary of the Company, entered into an Asset Purchase & Sale Agreement (the “Purchase Agreement”) with White Rock and its shareholders to acquire for $605 million in cash the Pinnacle vodka and Calico Jack rum brands and certain other related assets of White Rock. The acquisition is expected to enhance the Company’s presence in the large, growing vodka category and offer significant potential synergy opportunities.

The full purchase price is payable at closing, and is subject to adjustment for working capital. The purchase price is expected to be funded through the Company’s existing credit facilities or new debt, or a combination of both. The Purchase Agreement contains customary representations, warranties and covenants, as well as indemnification provisions subject to specified limitations. The closing of the transaction is subject to the expiration or termination of the applicable waiting period under the Hart-Scott Rodino Antitrust Improvements Act of 1976 and other customary closing conditions. The transaction is expected to close in the second quarter of 2012. The Purchase Agreement is subject to termination if the transaction is not completed by October 31, 2012.

Item 9.01.	Financial Statements and Exhibits

(d)	Exhibits.

Exhibit No.	Description
99.1	Press Release dated April 23, 2012.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BEAM INC.
(Registrant)

By	/s/ Kenton R. Rose
Name: Kenton R. Rose
Title: Senior Vice President, General
Counsel & Chief Administrative Officer and
Secretary

Date: April 26, 2012

INDEX TO EXHIBITS

Exhibit No.	Description
99.1	Press Release dated April 23, 2012.